As filed with the Securities and Exchange Commission on May 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SELECT COMFORT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1597886
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442

(Address of Principal Executive Offices) (Zip Code)

Select Comfort Corporation Amended and Restated

2010 Omnibus Incentive Plan

(Full Title of the Plan)

Mark A. Kimball

Senior Vice President, Chief Legal and Risk Officer and Secretary

Select Comfort Corporation

9800 59th Avenue North

Minneapolis, Minnesota 55442

(763) 551-7000

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies requested to:

Thomas R. Marek, Esq.

Oppenheimer Wolff & Donnelly LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota  55402

(612) 607-7309

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	4,500,000	$21.92	$98,640,000	$13,454.50

(1)         The number of shares of common stock, par value $0.01 per share, of Select Comfort Corporation (“Common Stock”), stated above represents an increase in the total number of shares available for issuance under the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan ( the “Plan”).  An aggregate of 3,000,000 shares have been registered previously under a registration statement on Form S-8 (File No. 333-167331).  In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend or other similar transaction while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h)  under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported on the NASDAQ Global Select Market on May 17, 2013.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES

The registrant, Select Comfort Corporation (“Select” or “Registrant”), previously filed a registration statement on Form S-8 (SEC File Nos. 333-167331) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 3,000,000 shares of Select’s common stock to be issued under the Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (this “Registration Statement”) is filed by Select solely to register an additional 4,500,000 shares of Select’s common stock available for issuance under the Plan. This increase was approved by Select’s Board of Directors and shareholders.  Pursuant to Instruction E, the contents of Select’s previously filed Registration Statement on Form S-8 (SEC File Nos. 333-167331), including without limitation periodic reports that Select filed, or will file, after this Registration Statement to maintain current information about Select, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, with the exception of Items 3, 5 and 8 of Part II of such prior Registration Statement, of which is amended and restated in its entirety herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The rules of the Commission allow Select to incorporate by reference information into this Registration Statement.  This means that Select may disclose important information to you by referring you to another document.

The following documents previously filed by Select with the Commission are incorporated by reference into this Registration Statement:

(a)                                 Select’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (File No. 000-25121);

(b)                                 Select’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013 (File No. 000-25121);

(c)                                  Select’s Current Reports on Form 8-K filed on April 30, 2013 and May 15, 2013 (File No. 000-25121); and

(d)                                 The description of the Select’s Common Stock contained in Select’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents filed with the Commission by Select (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the Commission.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5.1 to this Registration Statement, is rendered by Mark A. Kimball, Senior Vice President, Chief Legal and Risk Officer and Secretary of Select.  As of May 14, 2013, Mr. Kimball beneficially owned, directly or indirectly, 330,143.41 shares of Common Stock, including 156,144 shares that he had the right to acquire within 60 days through the exercise of stock options.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

3.1

Third Restated Articles of Incorporation of Select Comfort Corporation, as amended (incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (File No. 0-25121)).

3.2

Articles of Amendment to Third Restated Articles of Incorporation of Select Comfort Corporation (incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Current Report on Form 8-K filed May 16, 2006 (File No. 0-25121)).

3.3	Articles of Amendment to Third Restated Articles of Incorporation of Select Comfort Corporation (incorporated by reference to Exhibit 3.1

Exhibit No.	Description

contained in Select Comfort’s Current Report on Form 8-K filed May 25, 2010 (File No. 0-25121)).

3.4	Restated Bylaws of Select Comfort Corporation (incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Current Report on Form 8-K filed May 21, 2007 (File No. 0-25121)).

5.1	Opinion of Counsel Regarding Legality (filed herewith).

10.1

Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 contained in Select’s Current Report on Form 8-K filed May 15, 2013 (File No. 0-25121)).

23.1	Consent of Counsel (included as part of Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 22, 2013.

SELECT COMFORT CORPORATION

By:	/s/ Mark A. Kimball
Mark A. Kimball
Senior Vice President, Chief Legal and Risk Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shelly R. Ibach	Chief Executive Officer and Director	May 22, 2013
Shelly R. Ibach	(principal executive officer)

/s/ Wendy L. Schoppert	Chief Financial Officer	May 22, 2013
Wendy L. Schoppert	(principal financial officer)

/s/ Robert J. Poirier	Chief Accounting Officer	May 22, 2013
Robert J. Poirier	(principal accounting officer)

/s/ Mark A. Kimball	Directors	May 22, 2013
Mark A. Kimball

As attorney in fact for Stephen L. Gulis, Jr., Michael J. Harrison, David T. Kollat, Brenda J. Lauderback, Kathleen L. Nedorostek, Michael A. Peel and Jean-Michel Valette

Daniel Alegre	Director	May __, 2013

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Third Restated Articles of Incorporation of the Select Comfort Corporation	Incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Annual Report on Form 10-K for the fiscal year ended January 1, 2000 (File No. 0-25121).

3.2	Articles of Amendment to Third Restated Articles of Incorporation of Select Comfort Corporation	Incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Current Report on Form 8-K filed May 16, 2006 (File No. 0-25121).

3.3	Articles of Amendment to Third Restated Articles of Incorporation of Select Comfort Corporation	Incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Current Report on Form 8-K filed May 25, 2010 (File No. 0-25121).

3.4	Restated Bylaws of Select Comfort Corporation	Incorporated by reference to Exhibit 3.1 contained in Select Comfort’s Current Report on Form 8-K filed May 21, 2007 (File No. 0-25121).

5.1	Opinion of Counsel Regarding Legality	Filed herewith.

10.1	Select Comfort Corporation Amended and Restated 2010 Omnibus Incentive Plan	Incorporated by reference to Exhibit 10.1 contained in Select Comfort’s Current Report on Form 8-K filed May 15, 2013 (File No. 0-25121).

23.1	Consent of Counsel	Included as part of Exhibit 5.1.

23.2	Consent of Deloitte & Touche LLP	Filed herewith.

24.1	Power of Attorney	Filed herewith.